Exhibit 10.1

AMENDED AND RESTATED

LICENSING AND DISTRIBUTION AGREEMENT

This Amended and Restated Licensing and Distribution Agreement (the “Agreement”) is effective as of February 28, 2007 (the “Effective Date”), by and among SHUFFLE MASTER, INC., a Minnesota corporation (“Shuffle Master”), with an address at 1106 Palms Airport Drive, Las Vegas, Nevada 89119, on the one hand, and SONA MOBILE HOLDINGS CORP., a Delaware corporation (“SNMB”), and SONA MOBILE, INC., a Delaware corporation (“Sona”), each with an address at 245 Park Avenue, 39th Floor, New York, New York 10167, on the other hand. As of the Effective Date, this Agreement supersedes and completely amends and restates in its entirety that certain Licensing and Distribution Agreement by and between Shuffle Master and SNMB, dated January 13, 2006.

RECITALS:

A. Sona is the wholly owned subsidiary of SNMB. Sona and SNMB own that certain wireless platform software and related, associated or derivative intellectual property, such as enhancements, improvements or upgrades, which supports the integration and mobilization of “casino” gaming applications into “in casino” wireless gaming delivery systems (collectively, the “Sona Software”) allowing players to wager remotely from approved areas of a Casino (as hereinafter defined) via designated wireless hand-held devices (collectively, the “Wireless Gaming System”).

B. Shuffle Master is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games and operating systems for gaming equipment and related products and services throughout the United States and other countries.

C. Pursuant to a separate Master Services Agreement effective January 13, 2006, Sona has agreed to customize, develop and power a “Shuffle Master branded” Wireless Gaming System that will incorporate game content currently owned by Shuffle Master as well as game content to be developed or, subject to Shuffle Master’s ability to license, acquired by Shuffle Master (including any assignee or successor as contemplated by paragraph 21(j)) in the future (the “Shuffle Content”). Additionally, Shuffle Master and Sona may incorporate game content owned by or to be developed by third parties (the “Third Party Content”) and public domain games for use with the Wireless Gaming System. The Shuffle Content and the Third Party Content are hereinafter collectively referred to as the “Content.”

D. Shuffle Master, Sona and SNMB wish to enter into this Agreement whereby (i) Shuffle Master, Sona and SNMB will cross-license the Sona Software and the Content (to the extent owned or licensed by Shuffle Master), (ii) Sona will install, integrate, mobilize and service the Wireless Gaming System, and (iii) Shuffle and Sona will distribute and market the Wireless Gaming System utilizing the Sona Software to Casinos. The term “Casinos” means any legal casino gaming venue, other lawful gaming establishments (including racinos) and cruise ships, but excludes (i) any horse race tracks where the wagering on premises is limited solely to the horse races and there is no other wagering or gaming of any kind and (ii) off-site horse race or sports wagering if conducted outside of the State of Nevada and provided that such off-site wagering is not in any way associated or connected with a Casino. Notwithstanding the foregoing, in the event that a horse race track becomes a racino but the Wireless Gaming System previously only with horse racing content for such racino is not adapted to include gaming products other than horse racing or sports betting, then such horse racing facility will not be deemed a Casino for purposes of this Agreement, but if the Wireless Gaming System previously only with horse racing content for such racino is adapted to include gaming products other than horse racing or sports betting, then such horse racing facility will become in aggregate at that time a Casino for purposes of this Agreement.

AGREEMENT:

The parties, each intending to be legally bound, agree as follows:

1.

Non-Exclusive License. Subject to all of the terms and conditions of this Agreement, and during the Term, Sona and SNMB (as applicable) hereby grant Shuffle Master a non-exclusive, fully-paid up, worldwide, and transferable (only in connection with a permitted assignment of this Agreement in accordance with paragraph 21(j)), license to the Sona Software, in object code form, to market, distribute, deliver, lease, sublicense, import, export and/or use the Sona Software in the Territory (as hereinafter defined), in connection with (i) the marketing, distribution, and sale of the Wireless Gaming System and Wireless Additions (defined below) to Casinos, (ii) the sublicense of the Sona Software to Vendors (as hereinafter defined in paragraph 9 below), and (iii) Shuffle Master shall have the right to grant licenses of a perpetual duration to Casinos in connection with the Casino’s use of the Wireless Gaming System and to Vendors as provided herein.

All rights of SNMB and/or Sona which are not expressly granted hereunder are reserved by Sona and SNMB. No right or license will be implied by estoppel or otherwise, other than the rights and licenses expressly granted in this Agreement, and all such rights belonging to Sona and/or SNMB not specifically granted to Shuffle Master in this Agreement are reserved by Sona and SNMB. Shuffle Master shall not: (i) create derivative works from, or otherwise develop any products or technology based on, the Sona Software or (ii) disassemble, decompile, reverse engineer, or otherwise attempt to obtain the source code of the Sona Software; or aid anyone else to attempt to do any of the foregoing.

2.

Non-exclusive License. Subject to all of the terms and conditions of this Agreement, and during the Term, Shuffle Master hereby grants to Sona and SNMB a non-exclusive, fully-paid up, worldwide, non-transferable, non-assignable license, to the Shuffle Content, including the right to use the patents, copyrights, trademarks, games, inventions, game play methods, trade dress, and trade names, in connection with the integration into and the marketing, promotion, development, manufacture, distribution, importing, exporting, offering for sale, and sale of the Wireless Gaming System for use by Casinos only. Sona and SNMB shall have the right to grant licenses of a perpetual duration to Casinos in connection with the Casino’s use of the Wireless Gaming System. For clarity, neither Sona nor SNMB shall have any right to license, sell, assign or otherwise transfer the Wireless Additions.

All rights of Shuffle Master which are not expressly granted hereunder are reserved by Shuffle Master. No right or license will be implied by estoppel or otherwise, other than the rights and licenses expressly granted in this Agreement, and all such rights belonging to Shuffle Master and not specifically granted to Sona or SNMB in this Agreement are reserved by Shuffle Master.

3.

Distribution. From the date hereof through August 24, 2007 (the “Exclusivity Period”), Shuffle Master shall not promote, market, distribute, or sell any other wireless gaming system of any other wireless gaming provider and shall only promote, market, distribute, or sell the Wireless Gaming System and Sona-developed Wireless Additions. Upon the expiration of the Exclusivity Period, Shuffle Master shall have the right to promote, market, distribute, or sell any wireless gaming system and related products, including, without limitation, the Wireless Gaming System, but will continue to exclusively promote, market, distribute, and sell Sona-developed Wireless Additions. Notwithstanding the foregoing, the Exclusivity Period shall terminate if (i) Shuffle Master either sublicenses or Shuffle Master arranges for Sona and/or SNMB to license or sell the Sona Software to a Vendor in accordance with paragraph 9(c) and paragraph 10 below or (ii) Shuffle Master assigns this Agreement in accordance with paragraph 21(j) below. “Wireless

Additions” shall mean any wireless extensions developed by Sona and/or SNMB for any electronic multi-terminal Casino platforms. Notwithstanding the foregoing, nothing contained herein prohibits Shuffle Master from licensing Shuffle Content to any other wireless gaming provider.

During the Term, Shuffle Master will use its commercially reasonable efforts to market the Wireless Gaming System, Wireless Additions, and Sona-provided software maintenance packages. Sona agrees that during the Term it will provide commercially reasonable support for parts and service for the Wireless Gaming System and, after termination of this Agreement, it will continue to provide such commercially reasonable support for so long as any unit of the Wireless Gaming System is placed with a Casino and Sona and/or SNMB is receiving the consideration therefrom as contemplated by this Agreement.

4.

Territory. Territory shall mean the world, except for any Wireless Gaming System that contains a Three Card Poker (“TCP”) game, the Territory will not include Ireland, Wales, Scotland, England, the Channel Islands and the Isle of Man (collectively, the “British Isles”).

5.

Term. Subject to earlier termination in accordance with paragraph 8 below, this Agreement shall become effective on the Effective Date and will have a term of five (5) years from the Effective Date (the “Initial Term”). Upon the expiration of the Initial Term (or subsequent Renewal Term, as the case may be), this Agreement shall automatically renew for successive periods of five years (each, a “Renewal Term”), unless either party notifies the other party in writing, thirty (30) days prior to the expiration of the applicable Term, of their desire to not renew. The Initial Term and Renewal Term(s) may be collectively referred to as the “Term.” Notwithstanding the Term, upon the expiration of the Term or earlier termination of this Agreement, any Wireless Gaming System already installed or otherwise in use and which is generating revenue shall remain installed or otherwise continue in use, and the compensation obligations set forth in paragraph 9 and Sona’s obligations set forth in paragraph 7 shall continue for as long as the Wireless Gaming System is installed or otherwise in use.

6.	Intentionally Omitted.
7.

Installation/Support Services. Sona shall be responsible for the installation, integration, mobilization and related service of the Wireless Gaming System, and the installation of the technical components (including without limitation, servers, access points, switches and devices) of the Wireless Gaming System to enable the Casinos to utilize the Wireless Gaming System (which, for avoidance of doubt, whenever this term may be elsewhere be used in this Agreement, would not include building code compliance, correcting building deficiencies at a Casino, and similar physical infrastructure issues of a Casino) (collectively, the “Installation Services”). All hardware and such technical components required to install, integrate, mobilize and service the Wireless Gaming System for the Casinos shall be provided and performed by Sona, at Sona’s cost and expense unless Sona arranges for the Casinos to pay for such cost and expense. Shuffle Master shall not be financially responsible for the Wireless Gaming System, including, without limitation, the hardware or installation of the technical components of the Wireless Gaming System to enable the Casinos to utilize the Wireless Gaming System. Additionally, Sona shall provide Support Services to customers in the Territory to whom the Wireless Gaming System has been delivered in accordance with the then current Support Service Standards mutually determined by the parties, and shall at all times maintain a sufficient staff of personnel fully trained and qualified to perform such Support Services in the Territory. Further, Sona personnel or third parties trained in the proper operation and use of the Wireless Gaming System will provide training to Shuffle Master’s customers in the proper operation and use of the Wireless Gaming System. For purposes of this Agreement, “Support Services” shall mean reasonable and customary warranty, maintenance and repair of the Wireless Gaming System in the Territory regardless of when placed as well as continuing customer training and liaison services with respect to the Wireless Gaming System. Notwithstanding anything to the foregoing contained herein, Sona shall have the right to subcontract its obligations under this paragraph 7. Sona’s failure to perform its obligations under this paragraph 7 following a breach by a Casino of its obligation to pay Sona pursuant to this Agreement will not be deemed a breach by Sona of its obligations under this Agreement.

8.	Termination. Notwithstanding the provisions of paragraph 5 above, this Agreement may be terminated in writing in accordance with the following provisions:
a.

Either party may terminate this Agreement by giving written notice to the other party in the event the other party is in material breach of any provision of this Agreement or of the Master Services Agreement, and shall have failed to cure such breach, if the breach itself is in fact curable, within thirty (30) days of receipt of written notice thereof from the terminating party.

b.

Either party may terminate this Agreement at any time by giving notice to the other party, which notice shall be effective upon receipt by the party to which notice is given, (i) should the other party, pursuant to or within the meaning of the Bankruptcy Law, (A) commence a voluntary case or proceeding, (B) have an involuntary case or proceeding brought against it, (C) consent to the appointment of a Custodian for all or substantially all of its property, (D) make a general assignment for the benefit of its creditors or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against such party in an involuntary case or proceeding; (B) appoints a Custodian over such party or over all or substantially all of the property of such party; or (C) orders the liquidation of such party; and in each case under this clause (B) of this subparagraph 8(b) the order or decree remains unstayed and in effect for 60 days. The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

c.

Either party may immediately terminate this Agreement by giving notice to the other if the non-terminating party takes any action or fails to take any action which jeopardizes any of the terminating party’s licenses and/or approvals in any licensing jurisdiction wherever located; or if any governmental agency takes any action against the non-terminating party which governmental action jeopardizes any of terminating party’s licenses and/or approvals in any licensing jurisdiction; or in the event that Sona takes any action or fails to take any action that jeopardizes any of Shuffle Master’s gaming licenses, approvals or permits (including without limitation any violation by Sona of paragraph 12); or in the event that Sona’s relationship with Shuffle Master in any way jeopardizes or puts at risk any of Shuffle Master’s existing, pending or future gaming licenses, approvals or permits.

d.	Either party may terminate this Agreement by giving written notice to the other party in the event the Master Services Agreement is terminated in accordance with its terms.
e.

Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable, nor shall any such termination prevent or restrict the terminating party from pursuing all of its rights and remedies against the terminated party for any breaches of this Agreement by the terminated party.

f.

Upon any termination or expiration of this Agreement, Shuffle Master shall, and hereby does, grant to each of Sona and SNMB a perpetual, irrevocable, worldwide, non-exclusive, royalty-free, non-transferable (only in connection with a permitted assignment of this Agreement in accordance with paragraph 21(j)), and sublicensable (only to end users, and resellers and distributors), right and license (but not the obligation) to use, copy, distribute, create derivative works from, modify, display, perform, transmit, make, sell, offer to sell, import, export, maintain, improve, and otherwise exploit the Wireless Security Device in any manner alone or in combination with other technologies, for any purpose, and in all media and platforms whatsoever, whether existing now or developed in the future. “Wireless Security Device” means what is covered by the claims of (i) a United States Patent Application entitled “Security Devices For Implementing Hand-Held Wagering,” which was filed on October 23, 2006 and accorded Serial No. 11/585,025, and any continuation, continuation-in-part, divisional, revision, modification, or extension thereof, (ii) any foreign application corresponding to any of the foregoing, (iii) any patent issuing on any of the foregoing, and (iv) any extension, revision, modification, reissue, or reexamination of any of the foregoing.

9.	Compensation. Subject to the terms and conditions hereof:
a.

Subject to paragraph 9(c), Shuffle Master shall receive seventy percent (70%) and Sona shall receive thirty percent (30%) of the Net Revenues received by Shuffle Master (or, following any assignment in accordance with paragraph 21(j), its successor party) (other than from Sona or SNMB) from the distribution, license, lease, sale, sublicense, installation, maintenance, support and/or use of the Sona Software, Wireless Gaming System, Wireless Additions, or any system containing any of the foregoing in the Territory, in each case to a Casino. “Net Revenues” shall be defined as the gross consideration actually received by a party (which term means any of SNMB, Sona, Shuffle Master and their respective permitted assigns and successors under paragraph 21(j)) from the distribution, license, lease, sale, sublicense, installation, maintenance, support and/or use of the Sona Software, Wireless Additions, Wireless Gaming System, or any system containing any of the foregoing in the Territory, less equipment financing (principal and interest), expenses incurred for Support Services and Installation Services, account executive commissions (capped at 3%), reasonable travel expenses for one sales representative, expenses for product gaming licenses and approvals,, and marketing expenses related to conventions and trade shows actually incurred. For the purpose of calculating Net Revenues, all equipment financing expenses (principal and interest) will be amortized over the life of such financing and all other expenses listed above will be amortized over a twelve-month period. Notwithstanding anything contained herein to the contrary, Net Revenues shall not include any purchase price or merger consideration received by Shuffle Master from a business combination permitted in paragraph 21(j) or any permitted assignment of this Agreement thereunder, provided that any such amounts which constitute payment in advance on account of any revenue stream otherwise contemplated under this paragraph will be considered Net Revenues.

b.

Subject to paragraph 9(c), Shuffle Master shall receive thirty percent (30%) and Sona shall receive seventy percent (70%) of the Net Revenues received by Sona and/or SNMB (other than from Shuffle Master) from the distribution, license, lease, sale, sublicense, installation, maintenance, support and/or use of the Sona Software, Wireless Gaming System, Wireless Additions, or any system containing any of the foregoing in the Territory, in each case to Casinos.

c.

If Shuffle Master: (i) sublicenses or otherwise assigns or transfers its rights under paragraph 1 to a third party and not in connection with a permitted assignment of this Agreement or (ii) arranges for Sona and/or SNMB (as appropriate) to: (a) grant an license (in source or object code form) in connection with the Wireless Gaming System or (b) sell the Sona Software (in source or object code form) to a third party (a third party described in (i) or (ii), a “Vendor”), Shuffle Master shall receive sixty percent (60%) of the gross consideration and Sona shall receive forty percent (40%) of the gross consideration received by Shuffle Master from any initial, upfront payment made by the Vendor. Sona shall receive sixty percent (60%) of the gross consideration and Shuffle Master shall receive forty percent (40%) of any other gross consideration received from such a Vendor. If Sona (i) sublicenses the Sona Software for use in Wireless Gaming System (subject to Shuffle Master’s license) to a Vendor or (ii) sell the Sona Software to a Vendor, Sona shall receive sixty percent (60%) of the gross consideration and Shuffle Master shall receive forty percent (40%) of any gross consideration received from an initial, upfront payment made by such a Vendor. Shuffle Master shall receive sixty percent (60%) of the gross consideration and Sona shall receive forty percent (40%) of any other gross consideration received from such a Vendor.

d.

Shuffle Master shall keep appropriate books and records of any consideration received from and with respect to the Wireless Gaming System, so as to determine the amounts due Sona pursuant to this Agreement. Shuffle Master shall pay any amounts due Sona within thirty (30) days after the end of each of Shuffle Master’s fiscal quarters. Within 60 days of the end of each fiscal year of Shuffle Master, Shuffle Master shall deliver to Sona an annual accounting of the consideration generated from and with respect to the Wireless Gaming System by category in accordance with subparagraphs a, b and c of this paragraph 9. In addition, Sona shall have reasonable access, upon at least ten (10) days prior written notice to Shuffle Master, to examine the books and records related to the Wireless Gaming System (or have an independent certified public accountant (the “CPA”) exam the books and records related to the Wireless Gaming System) of Shuffle Master for purposes of determining the revenues of the Wireless Gaming System for such period but no more than once every twelve-month period. The cost of any such examination or audit by Sona shall be solely borne by Sona. However, in the event the CPA determines and verifies a discrepancy in excess of ten percent (10%) of the actual revenues received for such period over the actual revenues earned for such period, Shuffle Master agrees to pay the reasonable costs of the audit.

e.

Sona shall keep appropriate books and records of any consideration received from and with respect to the Wireless Gaming System, so as to determine the amounts due Shuffle Master pursuant to this Agreement. Sona shall pay any amounts due Shuffle Master within thirty (30) days after the end of each of Sona’s fiscal quarters. Within 60 days of the end of each fiscal year of Sona, Sona shall deliver to Shuffle Master an annual accounting of the consideration generated from and with respect to the Wireless Gaming System by category in accordance with subparagraphs a, b and c of this paragraph 9. In addition, Shuffle Master shall have reasonable access, upon at least ten (10) days prior written notice to Sona, to examine the books and records related to the Wireless Gaming System (or have an independent certified public accountant (the “CPA”) exam the books and records related to the Wireless Gaming System) of Sona for purposes of determining the revenues of the Wireless Gaming System for such period but no more than once every twelve-month period. The cost of any such examination or audit by Shuffle Master shall be solely borne by Shuffle Master. However, in the event the CPA determines and verifies a discrepancy in excess of ten percent (10%) of the actual revenues received for such period over the actual revenues earned for such period, Sona agrees to pay the reasonable costs of the audit.

10.

Notice and Approvals. Sona shall have the right to grant or withhold approval, which approval shall not be unreasonably withheld, of: (A) any Casino transaction involving the Sona Software, but only in the event, (x) Sona is securing financing for the installation of the Wireless Gaming System hardware and technical components of the Wireless Gaming System or (y) the Installation Services are expected to exceed $50,000, or (B) any Vendor transaction; provided, that Sona and SNMB will not have the right to withhold approval for such transaction if all of the following conditions are satisfied: (i) such transaction does not involve the sale of Sona or SNMB source code, and (ii) the aggregate pricing for such proposed transaction is subject to greater than a 20% net markup (net markup for all purposes of this paragraph 10 mean Net Revenues divided by gross consideration) and, with respect to a Casino transaction where the Casino is not acting as a Vendor, Sona confirms that it will be able to obtain appropriate and customary financing and approvals on market terms in connection with such transaction. Shuffle Master shall have no right to approve or disapprove of any transaction involving Sona Software to a Vendor as contemplated in paragraph 9(c), but has the right to grant or withhold approval of any transaction involving (i) the Shuffle Content or the Sona Software that would be subject to paragraph 9(b) in which: (A) the aggregate pricing for such transaction is subject to less than a 5% net markup or (B) the Sona Software is bundled with one or more non-gaming Sona products.

Each party will provide notice of approval or disapproval within four (4) business days of receipt of written notice of the final principal terms of a proposed transaction. No response within such time will be deemed disapproval; provided, however, that if no notice of approval or disapproval is received, the party seeking approval shall have the right to give an additional notice setting forth the principal terms of the proposed transaction, subject to the same approval process. Email will suffice for notice for purposes of this paragraph if delivered to the following: (A) in the case of SNMB and Sona, to both Shawn Kreloff (shawn@sonamobile.com) and Andrew Brandt (brandt@sonamobile.com) and in the case of Shuffle Master, Tasi Autele – (tautele@shufflemaster.com).

11.

Casino on Demand. Shuffle Master shall have all right, title and interest, and Sona and SNMB disclaim any right, title or interest, in and to the name “Casino on Demand” and any trademarks, copyrights or other rights solely and directly derived from the name “Casino on Demand.”

12.

Gaming Regulatory Compliance. During the Term, Sona, SNMB and Shuffle Master will obtain and maintain the necessary gaming regulatory licensing and approvals in any jurisdictions deemed necessary for the development, marketing and distribution of the Wireless Gaming System. In the event Sona or SNMB is required to obtain any gaming regulatory licensing or approvals, Sona and SNMB shall be required to pay for any costs and fees associated with obtaining and maintaining such licensing and approvals, including any costs and fees for investigations.

13.	Remedies and Limitation of Actions.
a.

Upon any breach of this Agreement (and after any applicable cure period, if any, with respect to such breach), the non-breaching party shall be entitled to all rights and remedies provided under the laws of the State of Nevada, including injunctive relief.

b.

No action, regardless of form, arising out of the transactions contemplated herein or the breach of the provisions hereof may be brought by either party more than three (3) years after the cause of action has accrued, unless the right to bring the cause of action has been concealed from a party due to fraud or deceit, in which case the party will have three (3) years after it discovered the fraud or deceit.

14.

Mutual Representations. Each party represents and warrants to the other party that, during the term of this Agreement, it possesses and will possess the full power and authority to enter into this Agreement. Each party further represents and warrants that it has full power and authority to fulfill its obligations hereunder, and the performance according to the terms of this Agreement will not breach any separate agreement by which such party is bound.

15.	Representations and Warranties of SNMB and Sona. SNMB and Sona hereby, jointly and severally, represent and warrant to Shuffle Master each of the following:
a.	Sona is the wholly owned subsidiary of SNMB. Sona is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.
b.

Together, Sona and SNMB own, control or otherwise possess all rights in the Sona Software necessary to fulfill its obligations to Shuffle Master hereunder, as well as the necessary resources to fulfill its obligations under this Agreement.

c.	The Sona Software is (i) suitable and fit for the uses intended or contemplated by under this Agreement and (ii) is merchantable.
d.

The Sona Software is (i) free and clear of any lien, license, or other restriction or limitation regarding use or disclosure; (ii) not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) valid and enforceable and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, is threatened that challenges the legality, validity, enforceability, use, or ownership of the Sona Software, and there are no grounds for the same.

e.	Sona and SNMB have not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to any Sona Software.
f.	No loss or expiration of any Sona Software is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms.
g.	The Sona Software does not infringe any patent, intellectual property or other proprietary right of any person or entity.
h.

Sona has the unrestricted corporate right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and neither the execution and delivery of this Agreement, nor the consummation of the actions contemplated herein: (i) violates any provisions of its articles of incorporation, corporate by-laws or other corporate documents; (ii) violates, conflicts with, or constitutes a default under any contract which it is a party; or (iii) requires the approval or consent of any third party.

16.	Representations and Warranties of Shuffle Master. Shuffle Master hereby represents and warrants to each of Sona and SNMB each of the following:
a.	Shuffle Master is a corporation duly organized, validly existing, and in good standing under the laws of Minnesota.

b.

Shuffle Master owns, controls or otherwise possesses all rights in the Shuffle Content necessary to fulfill its obligations to Sona hereunder, as well as the necessary resources to fulfill its obligations under this Agreement.

c.	The Shuffle Content does not infringe any patent, intellectual property or other proprietary right of any person or entity.
d.

Shuffle Master has the unrestricted corporate right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and neither the execution and delivery of this Agreement, nor the consummation of the actions contemplated herein: (i) violates any provisions of its articles of incorporation, corporate by-laws or other corporate documents; (ii) violates, conflicts with, or constitutes a default under any contract which it is a party; or (iii) requires the approval or consent of any third party.

17.	Indemnification.
a.

Sona and SNMB Indemnity: Sona and SNMB hereby, jointly and severally, indemnify, hold harmless and defend at each’s own expense, any claim, liability, loss, suit, damage, action or proceeding (each, an “Action”) against Shuffle Master, Shuffle Master’s officers, directors, employees, contractors, agents, licensors, licenses and end users, if the Action arises out of or relates to: (i) any breach of any representation, warranty, covenant, agreement or obligation of Sona or SNMB set forth in this Agreement; or (ii) a claim that the Sona Software infringes any copyright or patent, misappropriates any trade secrets, or violates or infringes any other rights of any kind of a third party. Sona and SNMB, jointly and severally, agree to pay any damages, losses, costs, expenses and other liabilities (including without limitation, Shuffle Master’s attorneys’ fees) incurred by Shuffle Master in connection with any such Action or indemnity claim hereunder.

b.

Shuffle Master Indemnity: Shuffle Master agrees to indemnify, hold harmless, and defend at its own expense any Action against any of SNMB or Sona, as well as any of their respective directors, officers, employees, contractors, agents, and licensors to the extent that each such person actually suffers a financial loss and the Action arises from or is related to (i) any use by Shuffle Master of the Wireless Gaming System which use would constitute a material breach of this Agreement, or (ii) any breach of any representation, warranty, covenant, agreement or obligation of Shuffle Master set forth in this Agreement. Shuffle Master agrees to pay all reasonable damages, losses, costs, expenses and other liabilities (including without limitation, SNMB’s and Sona’s respective attorneys’ fees) actually incurred by Sona or SNMB in connection with any such Action.

c.

Procedure: Each party’s indemnification obligations under this Agreement shall be subject to: (i) the indemnifying party receiving prompt written notice in reasonable detail of the existence of any Action from the indemnified party; (ii) the indemnifying party having, at its option, sole control of the defense of such Action and any related settlement negotiations and the right, at its own cost and expense, to compromise, settle or consent to the entry of a judgment with respect to such Action; provided, however, that the indemnifying party shall not do so without the prior express written consent of the indemnified party if such compromise, settlement or judgment: (a) materially diminishes the indemnified party’s rights under this Agreement or seeks to impose additional obligations on the indemnified party; (b) arises out of or is a part of any criminal action, suit or proceeding; (c) contains a stipulation or admission or acknowledgement of any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the indemnified party; or (d) if any settlement causes any risk or jeopardy to any of Shuffle Master’s, SNMB’s or Sona’s licenses; but further provided, however, that the indemnified party shall have the sole right to select the counsel to defend the indemnified party, with all of said counsel’s fees and costs being the sole responsibility of the indemnifying party; (iii) the indemnified party being permitted to also hire counsel of its choice at its own expense in defense of any Action (without same reducing the indemnifying party’s indemnity obligations hereunder); and (iv) the indemnifying party receiving the reasonable cooperation of the indemnified party in the defense of any Action.

18.

Non-solicitation and Non-disparagement. During the Term, and for a period of one (1) year thereafter, neither party shall solicit any of the other party’s employees, independent contractors, or consultants, nor in any way interfere or hinder any of the foregoing business relationship with the other, nor, at any time, shall either party disparage the other, any of its employees, or any of its products.

19.

Encumbrances. Sona and SNMB shall never impose, nor allow to be imposed, any encumbrances, charges or liens (collectively, “Encumbrances”) of any kind on any of the Sona Software or the Wireless Gaming System or on any of the work or materials performed in connection therewith at any time, and further shall immediately cause to be released, discharged and/or satisfied, any such Encumbrance that may come into existence. Sona and SNMB shall forthwith affect a discharge of any Encumbrance filed by either of them or any of their contractors, subcontractors, workmen, suppliers or employees against any of the Sona Software, Wireless Gaming System or any of the interests of Shuffle Master herein. Notwithstanding anything contained herein to the contrary, Sona and SNMB may impose or allow to be imposed encumbrances, charges and liens of any kind on any of the Sona Software and Wireless Gaming System in connection with a financing transaction provided that any such encumbrance, charge or lien is subject to Shuffle Master’s license rights and the rights granted hereunder. Sona and SNMB will provide written notice to Shuffle Master of any secured financing transaction that Sona or SNMB may enter into during the Term.

20.	Intentionally Omitted
21.	Miscellaneous.
a.

Nature of Relationship. Except for the parent-subsidary relationship between SNMB and Sona, in no event shall any party be deemed to be the partner, joint venturer, fiduciary, or agent of any other party, and no party shall have the right to bind any other party, nor shall a party represent to any third party anything to the contrary, unless mutually agreed to in writing by all parties hereto.

b.

Revenue Sharing Restrictions. Notwithstanding the foregoing, in the event that Shuffle Master is not legally allowed to share revenues with Sona in a particular jurisdiction, then Shuffle Master and Sona agree that they will work, in good faith, to amend the Agreement as to such jurisdiction in order to achieve a fair and legal resolution. Such fair resolution may include an outright purchase by Shuffle Master of Sona’s expected compensation payments (discounted for present value, in the event of a lump sum payment) in such jurisdiction. Notwithstanding the foregoing however, in the event that the parties are unable to resolve this issue in a manner that is fair and equitable to both parties, then Sona shall not be entitled to any revenues in that jurisdiction and the other terms of this Agreement shall not be affected, reduced, modified or amended in any way whatsoever. In no event shall the fact that Sona may not be legally able to share revenues in a particular jurisdiction in any way affect, reduce, modify or amend any of the rights granted in this Agreement to Shuffle Master. Notwithstanding anything contained herein the contrary, Shuffle Master will set aside Sona’s portion of the revenues earned in a particular jurisdiction (the “Set Aside Amount”) if Sona is not legally allowed to share revenues in that jurisdiction for the first one hundred and eighty days (the “Set Aside Period”) while Sona is acquiring the appropriate licenses to enable it to share revenues in that jurisdiction; provided that the jurisdiction will allow Shuffle Master to set aside Sona’s portion such revenues. At such time as Sona obtains the license, Shuffle Master will deliver the Set Aside Amount to Sona provided that Shuffle Master is allowed to deliver the Set Aside Amount to Sona by that jurisdiction. During the period of time between the Set Aside Period and the date Sona obtains the license, Shuffle Master shall receive all revenues, including Sona’s share of such revenues. In the event Sona fails to obtain the license within twenty-four (24) months, the Set Aside Amount shall revert back to Shuffle Master and Shuffle Master shall have no further obligations to Sona with respect to the Set Aside Amount.

c.

Other Products. Notwithstanding anything contained herein to the contrary, it is expressly agreed and acknowledged by Sona and SNMB, that Shuffle Master will, concurrently with the existence of this Agreement, also be selling, leasing, marketing and exploiting other products, including its own games, which are similar to the Wireless Gaming System, and that utilize the intellectual property of Shuffle Master and/or other third parties. Nothing contained herein shall require Shuffle Master to give any special treatment or priority to the Wireless Gaming System. All marketing, sales, and pricing decisions relating to the Wireless Gaming System shall be made in the sole discretion of Shuffle Master. Sona and SNMB further acknowledges that the ultimate success of the Wireless Gaming System will be determined by the marketplace and that Shuffle Master has not made and does not hereby make any representations, warranties or promises that the Wireless Gaming System or this Agreement will generate any specific amount of Net Revenues, or any amount, at all, of Net Revenues.

d.

Due Diligence on Sona and SNMB. Due to the highly regulated nature of Shuffle Master’s business, both prior to and after execution of this Agreement, Shuffle Master shall have the right to perform such due diligence on Sona and SNMB as may be required by any gaming regulators in those jurisdictions where Shuffle Master possesses any licenses, or such due diligence as Shuffle Master believes it is required to conduct. Both prior to and an ongoing basis, Sona and SNMB shall fully and reasonably cooperate with Shuffle Master related to such due diligence. Notwithstanding any of the provisions contained in this Agreement to the contrary, Shuffle Master shall have the right to immediately terminate this Agreement if Sona or SNMB take any action or fail to take any action that jeopardizes any of Shuffle Master’s gaming licenses, approvals or permits, or in the event that Shuffle Master’s relationship with Sona or SNMB in any way jeopardizes or puts at risk any of Shuffle Master’s gaming licenses, approvals or permits.

e.	Modification. This Agreement may be modified or amended only by a writing signed by each of Shuffle Master, Sona and SNMB.
f.

Governing Law and Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws. This Agreement shall be deemed to be a contract made and entered into in the State of Nevada. In the event of any dispute between any of the parties that cannot be resolved amicably, the parties agree and consent to the exclusive jurisdiction of an appropriate state or federal court located within the State of Nevada to resolve any such dispute.

g.

Severability. It is agreed and understood by the parties hereto that if any provision of this Agreement should be determined by an arbitrator or court to be unenforceable in whole or in part, then this Agreement shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances, and the arbitrator or court shall be authorized by the parties to reform this Agreement in the least way necessary in order to make it enforceable and consistent, to the maximum extent possible, with the original intent of the parties.

h.

Waiver of Breach. The waiver by either Shuffle Master, Sona or SNMB of any breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either Shuffle Master, Sona or SNMB. No delay or omission in the exercise of any power, option or remedy either expressly available hereunder or with respect to the breach of any of the provisions hereof shall impair or affect either party’s right to the exercise thereof or the pursuit of available remedies therefore.

i.

Notices. All notices shall be made in writing and shall be deemed given or made on the date delivered if delivered in person, on the date initially received if delivered by facsimile or e-mail followed by registered or certified mail confirmation, on the date delivered by an overnight courier service or on the third business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) to the parties or their permitted assignees at the addresses indicated above (or at such other addresses as shall be provided by a party to all other parties in accordance with this paragraph). Unless otherwise provided, notices to SNMB and Sona shall be directed to each of their respective Chief Executive Officers and Chief Financial Officers.

j.

Assignment. Except as otherwise provided in this Agreement, neither party may assign or sublicense its rights, duties or obligations under this Agreement without the prior written consent of the other party. Any purported assignment in contravention of this provision shall be null and void. In the event of a permitted assignment or transfer, and subject to any required regulatory approvals, this Agreement shall remain binding upon and inure to the benefit of the successors and assigns of the parties hereto. Notwithstanding the preceding, Shuffle Master may assign all (but not less than all) of its rights and obligations under this Agreement in the following situations: (A) if Shuffle Master sells all or substantially all of its assets to a third party or if all or substantially all of its stock is sold to a third party, or (B) if Shuffle Master shall engage in a business combination in which it is not the surviving entity, or (C) if Shuffle Master shall establish a joint venture, partnership or other similar business arrangement with a third party; in which case of each of the foregoing Shuffle Master may assign all (but not less than all) its rights and obligations to the surviving company which is the counterparty to such sale, or business combination or to the joint venture, partnership or similar entity under (C), but only if in each case the successor, survivor or joint venture or partnership (as the case may be) meets the qualifications regarding licensing and other regulatory matters necessary to perform its obligations hereunder and provided further that such assignee/successor agrees in writing in advance of closing thereof to assume all of the obligations of Shuffle Master under this Agreement and promptly provides a copy thereof to the non-assigning party. Any attempted assignment of this Agreement not in accordance with this subsection shall be null and void. Notwithstanding anything to the contrary contained in this Agreement, no assignment hereunder shall relieve the assigning party of its obligations (financial or otherwise) under this Agreement; provided that such assigning party is the surviving entity, and, if such assigning party is the surviving entity or it is an assignment under (C), provided that the assigning party shall be secondarily liable for such obligations.

k.

Entire Agreement. This Agreement (including any Exhibits) is the entire agreement of the parties hereto concerning the subject matter hereof and supersedes and replaces in its entirety any oral or written existing agreements or understandings between Shuffle Master, Sona and SNMB relating generally to the same subject matter. Except for the Master Services Agreement, each of Shuffle Master, Sona and SNMB hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding the Sona Software, or the Wireless Gaming System, apart from those contained in this Agreement, and each such party acknowledges that no other party has made no promises or agreements concerning the subject matter of this Agreement which are not contained in this Agreement.

l.

Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

m.

Confidentiality. The parties agree that the terms and conditions of this Agreement are confidential. No part of this Agreement may be reproduced or communicated orally to any other party or parties (excluding outside counsel and other advisors) without the express written consent of Sona, SNMB and Shuffle Master. Notwithstanding anything to the contrary, a party may disclose the terms and conditions of this Agreement or any portion thereof if required by law, rule, regulation, legal process, or by an order, rule or regulation of an administrative or regulatory agency.

n.

Press Releases. Any news release, public announcement (which does not include filings required under federal securities laws), advertisement or publicity released by either party concerning this Agreement, or any resulting Wireless Gaming System order, will be subject to prior approval of the other party, not be unreasonably withheld or delayed. Any such publicity shall give due credit to the contribution of each party.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below.

SHUFFLE MASTER, INC. (“Shuffle Master”)		SONA MOBILE HOLDINGS CORP. (“SNMB”)

By:	/s/ Paul Meyer	By:	/s/ Shawn Kreloff
	an authorized signatory		an authorized signatory

Print Name:	Paul Meyer	Print Name:	Shawn Kreloff
Title:	President	Title:	CEO
Date:	3/1/07	Date:	2/28/07

SONA MOBILE, INC. (“Sona”)

By:	/s/ Shawn Kreloff
an authorized signatory

Print Name:	Shawn Kreloff
Title:	CEO
Date:	2/28/07

EXHIBIT “A”

SHUFFLE CONTENT

Three Card Poker

Player Bank Three Card Poker (aka California Three Card Poker)

Four Card Poker

Crazy 4 Poker

Let It Ride

Let It Ride Bonus

Ultimate Texas Hold’em

Mississippi Stud

Casino War

Royal Match 21

Bet The Set 21

Fortune Blackjack

Dragon Bonus

Fortune Pai Gow Poker

Fortune Pai Gow Poker Progressive

Pai Gow Progressive

Jackpot Pai Gow

Dakota Stud

Three Card Bonus

Big Raise Hold’em

Double Up Fortune Pai Gow

Raise It Up

Color Up

House Money